Exhibit 10.2

May 25, 2016

Mr. Austin So

2101 Market Street

Apt 2707

Philadelphia, PA 19103

Re: Employment Offer

Dear Austin:

I am pleased to offer you the full-time exempt position of General Counsel, Chief Legal Officer and Secretary for StoneMor GP LLC (the “Company”). We are pleased with your decision to join the StoneMor team, and believe that you will make a significant contribution to the success of the business. The purpose of this letter is to set forth the details of your employment. In accordance with our discussions, set forth below are the terms and conditions of your employment:

TITLE:	General Counsel, Chief Legal Officer and Secretary

REPORTING TO:	Lawrence Miller, Chief Executive Officer

START DATE:	Tuesday, July 5, 2016

BASE SALARY:	$275,000 annually (payable weekly or pursuant to standard company payroll practice).

BONUS:	For each calendar year of your employment, you shall have the opportunity to earn an annual incentive bonus with a target bonus equal to 25% of Base Salary. The actual incentive bonus awarded is discretionary and will be based on Company performance against performance targets established by the Compensation Committee as well as mutually agreed upon personal performance goals.

EQUITY PARTICIPATION:	Annually, you will be eligible to receive long-term equity incentive awards, currently targeted at 25% of Base Salary, initially granted and based on the price at date of hire, subject to the Compensation Committee’s approval. Half (50%) of this award will vest ratably over 3 years and the other half (50%) will vest based upon performance criteria for 2016, 2017 and 2018 subject to approval by the Compensation Committee.

VACATION:	Four weeks

BENEFITS:	StoneMor will cover the cost of COBRA until you become eligible for StoneMor’s benefit plan on the 91st day of employment.

You will be eligible to receive the same benefits as are provided to all Company employees. A Summary Plan Description of benefits will be provided to you separately.

OTHER BENEFITS:	You will have the option between accepting a company-provided mobile phone or receiving a $170 monthly allowance.

The terms of employment as outlined in this offer letter do not constitute an employment contract and are subject to change at any time. Your employment with the Company will be at-will, meaning either you or the Company may terminate your employment at any time, for any reason, with or without notice. Company agrees to provide you with salary continuation for a period of 6 months in the limited event that you or the Company terminate employment without cause after completing 12 months of employment but before completing 24 months of employment with the Company.

You agree to devote your exclusive attention to Company business, and will not render any service or engage I any activity that conflicts or interfered with the performance of your duties and obligations of employment. In addition, you will adhere to all of the Company’s policies and procedures in place during the course of your employment.

This offer is contingent upon satisfactory completion of our standard pre-hire requirements, including completion of references, and a pre-employment background check. You will be required to sign a Confidentiality, Nondisclosure, and Restrictive Covenant Agreement as condition of employment. Further, this offer is conditioned on your representation that you are not subject to any confidentiality, noncompetition or other agreement that restricts your post-employment activities or that may affect your ability to devote full time attention to your work for the Company.

Austin, I’m again looking forward to our partnership together and your contributions to the growth and success of StoneMor. Please feel free to contact me if you have further questions regarding this offer.

Best Regards,

By:	/s/ Lawrence Miller
Lawrence Miller
Chief Executive Officer

Agreed and Accepted,

This 26th day of May, 2016

By:	/s/ Austin So
Austin So